Exhibit 99.1

Dougherty’s Pharmacy, Inc. Reports 2018 First Quarter Earnings

Dallas (May 14, 2018) – Dougherty’s Pharmacy, Inc. (OTC QB: MYDP) (“Dougherty’s” or the “Company”) (formerly Ascendant Solutions, Inc.) today announced its results for the first quarter of fiscal 2018.

Highlights

  Gross profit margin for the first quarter 2018 was 27.2%.
  The generic dispensing rate for the first quarter 2018 was 85.5%.
  The Campus at Legacy West in Plano, Texas (“Legacy”) store opened February 6, 2018.

For the first quarter ended March 31, 2018, the Company reported a consolidated net loss of $266,000, or $0.01 per share, compared to net loss of $168,000, or $0.01 per share, for the same period of 2017. The increase in the Company’s net loss for the first quarter 2018 compared to the same quarter in 2017 was attributable to lower gross profit dollars.

The Company reported first quarter consolidated earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $96,000, compared to consolidated earnings EBITDA of $211,000 in the same period of 2017. (See tables below for a reconciliation of net loss to EBITDA on a GAAP basis.)

Key measures used by the Company’s management to evaluate business performance include revenue, gross profit, selling, general and administrative expense (“SG&A”) and EBITDA. EBITDA is calculated as net income before deducting interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure that Company’s management considers to best present the results of ongoing operations and is useful when comparing the performance between different reporting periods.

Pharmacy Operations

The Company’s subsidiary, Dougherty’s Holdings, Inc. (“DHI”), which owns and operates multiple Dougherty’s Pharmacies, reported EBITDA of $204,000 for the first quarter ended March 31, 2018, compared to $364,000 in 2017, a decrease of 44.0 percent.

DHI’s same stores reported a sales decline of $487,000 or 4.9 percent for the 2018 quarter when compared to prior year. Total script count for same store sales declined by 5.8 percent for Q1 2018 when compared to prior year. Same store sales includes $19,000 of revenues and 460 scripts filled for the Legacy store via concierge service from its pharmacy on Campbell Road, which will continue until the Legacy store receives its pharmacy license. Front end sales at the Legacy store were $11,000. The same store sales decline for the quarter ended March 31, 2018 is primarily attributable to the transition to other pharmacy providers of prescriptions filled for certain long-term care facilities and under certain third party payor benefit plans that changed effective January 2018. The initial focus of the Managing Director of Business Development appointed during the first quarter of 2018 is to recoup these prescriptions.

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Total store sales for the quarter ended March 31, 2017 included net revenues and scripts of $124,000 and 1,664, respectively, from the Humble, Texas pharmacy, sold on May 6, 2017.

Total store gross margin percent for the first quarter 2018 declined slightly to 27.2% as compared to 27.7% for the same period in 2017 due to an increase in third party payor fees that began increasing at the beginning of 2017. Total third party fees for the first quarter 2018 increased $35,000 as compared to the same period in 2017.

Same store, Legacy and Humble SG&A was a net decrease of $19,000, or 0.9 percent, for the quarter ended March 31, 2018 as compared to the same period in 2017.

The following chart summarizes DHI’s pharmacy operations, along with DHI’s pharmacy operations overhead. Same store sales compare results for pharmacies held for over one year. Acquisition or new store and disposition store sales will be reported separately from same store sales. There were no acquisition store sales to report in 2017 or 2018.

Pharmacy Operations Financial Summary
(000’s omitted, except script count, unaudited)

	First Quarter
	2018		2017
Same Store Sales:
Revenue	$9,444	(1)	$9,931
Gross margin percentage	27.2%		27.7%
SG&A	2,111		2,067
EBITDA	456		680
Generic dispensing rate	85.5%		84.2%
Script count	103,098	(2)	109,481

Legacy store opened:
Revenue-front end	$11		$–
Gross margin percentage	28.2%		–
SG&A	28		–
EBITDA	10		–

Humble Disposed Operations:
Revenue	$–		$124
Gross margin percentage	–		32.0%
SG&A	7		98
EBITDA	(7)		(58)
Script count	–		1,664

Pharmacy Operations Overhead:
SG&A	255		258

Total Pharmacy Operations:
Revenue	$9,455		$10,055
Gross margin percentage	27.2%		27.7%
SG&A	2,401		2,423
EBITDA	204		364
Generic dispensing rate	85.5%		84.2%
Script count	103,098		111,145

(1) Includes $19 filled via concierge for Legacy

(2) Includes 460 filled via concierge for Legacy

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Pharmacy Operations Overhead

The Company’s pharmacy overhead division reported SG&A of $255,000 for the first quarter of 2018 compared to $258,000 in 2017. The decrease of $3,000 is attributable to salary and payroll related cost savings from the resignation of the President during the fourth quarter of 2017 offset by the addition of the Managing Director of Business Development during the first quarter of 2018 and the transfer of the Director of Retail Operations to this division.

Corporate Overhead related to being Public

The Company’s corporate overhead division reported negative EBITDA of ($108,000) for the first quarter of 2018 compared to ($153,000) in 2017. The decrease of $45,000 is attributable to salary and payroll related cost savings from the resignation of the President and Chief Financial Officer during the first quarter of 2018 and the reversal of non-cash stock compensation expense related to revalued vested restricted stock units.

Management Comments

Jim Leslie, Chairman of the Board and Interim President and CFO of Dougherty’s, commented, “During the 2018 first quarter, the ongoing industry-wide dilemma surrounding the transparency of the Pharmacy Benefit Manager (PBM) pricing model continued to impact profitability of our stores and other independent pharmacies across the United States. The independent pharmacy community has been experiencing these issues for quite some time and is currently working on solutions to rectify the situation. When compared to the challenging reimbursement environment, the brand-to-generic conversion trend within our industry has had a smaller impact on our business. We expect these pricing pressures to continue in the near term, but we are stepping up efforts to offset the impact by increasing our focus on improving sales, streamlining operations and enhancing the efficiency of Dougherty’s pharmacy operations.

“Over the past quarter, we have been diligently working on a number of initiatives to improve the profitability of our pharmacies. We have increased our efforts to improve our long-term care and compounding businesses, as we believe these divisions dramatically set us apart from our competitors and provide solid opportunity for growth. We have also enhanced our service capabilities throughout the organization and are implementing initiatives to improve the front-end profitability of our stores through realignment of retail product offerings. We are confident that over time our growth strategies will result in improved profitability and enhance Dougherty’s valuation.”

Select Balance Sheet Items and Book Value per Share

(000's omitted, except per share amounts, unaudited)

	March 31,	December 31,
	2018	2017
Cash	$363	$389
Accounts Receivable, net	1,991	2,024
Inventory, net	3,518	3,562
Prepaid expenses and other	209	267
Total Current Assets	6,081	6,242
Long Term Receivable	448	448
Property and Equipment, net	1,046	1,045
Intangible Assets, net	2,724	2,892
Equity Method Investments	–	–
Deferred Tax Asset	2,000	2,000
Total Assets	$12,299	$12,627

Accounts Payable	$3,017	$3,123
Accrued Liabilities	583	429
Notes Payable, Short-Term	708	813
Revolving credit facility	3,975	3,831
Total Current Liabilities	8,283	8,196
Notes Payable, Long-Term	2,661	2,801
Total Liabilities	10,944	10,997
Stockholders’ Equity	1,355	1,630
Total Liabilities and Equity	$12,299	$12,627
Common Shares Outstanding	23,087,164	22,973,310
Book Value per Share	$0.06	$0.07

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Select Income Statement Items

(000's omitted, unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue	$9,455	$10,055
Cost of Sales	6,887	7,268
Gross Profit	2,568	2,787
SG&A	2,509	2,576
Other income	37	–
EBITDA	96	211
Depreciation & Amortization	(242)	(266)
Interest	(110)	(102)
Taxes	(10)	(11)
Net loss	$(266)	$(168)

About Dougherty’s Pharmacy, Inc.

Dougherty’s Pharmacy, Inc. is a value-oriented investment firm focused on successfully acquiring, managing and growing community-based pharmacies in the Southwest Region. Dougherty’s currently has approximately $48 million in net operating loss carryforwards which can be used to shelter future income, thus enhancing free cash flow or debt service capabilities. Interested investors can access financials and stock trading information for Dougherty’s at OTCMarkets.com or at www.doughertys.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations, projections, estimates and assumptions, including future events such as expectations for the Company receiving its pharmacy licensure for its new location as well as its expectations for revenue generation from this new pharmacy location. These forward-looking statements may be identified by words such as "expects," "believes," "anticipates" and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Contact:
Geralyn DeBusk or Tom Carey
Halliburton Investor Relations
972-458-8000

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